Exhibit 99.1

TransCode Therapeutics and Quantum Leap Announce Submission of IND Amendment for Phase 2a Clinical Trial with TTX-MC138

BOSTON, February 05, 2026 - TransCode Therapeutics, Inc. (NASDAQ: RNAZ) (TransCode), a clinical stage company pioneering immuno-oncology and RNA therapeutics for the treatment of high risk and advanced cancers, in collaboration with Quantum Leap Healthcare Collaborative (Quantum Leap), today announced the submission to the U.S. Food and Drug Administration (FDA) of an Investigational New Drug (IND) application amendment for a planned Phase 2a clinical trial with TransCode’s lead therapeutic candidate, TTX-MC138. The study will be conducted by Quantum Leap within their PRE-I-SPY program, a leading platform for innovative oncology clinical trials, and represents the program’s first expansion into colorectal cancer.

As part of the PRE-I-SPY platform, the TTX-MC138 Phase 2a dose-expansion portion of the trial will enroll up to 45 patients with colorectal cancer who have completed standard curative-intent therapy and have positive markers for circulating tumor DNA (ctDNA). Recent studies have demonstrated that ctDNA is a prognostic marker of cancer recurrence and may be indicative of the presence of minimal residual disease (MRD) that could be amenable to early interventions. The Phase 2a trial is planned to begin in the first half of 2026 and will be led by Principal Investigator Dr. Paula Pohlmann of MD Anderson Cancer Center. This clinical trial aims to evaluate the biological and clinical activity of TTX-MC138 in the MRD setting, where we believe the therapeutic intervention may have the greatest opportunity to improve long-term outcomes.

“This IND submission marks a pivotal step in TransCode’s clinical development program, positioning TTX-MC138 where its mechanism of action has the potential to deliver meaningful benefit to patients,” said Sue Duggan, TransCode’s Senior VP, Operations. “We are pleased to partner with Quantum Leap’s PRE-I-SPY program to evaluate TTX-MC138 and to support the expansion of this platform into new indications such as colorectal cancer,” added Duggan.

The clinical trial will be performed at several clinical sites of the PRE-I-SPY Platform Network, many of which are members of the National Cancer Center Network. Additionally, the program is focused on partnering with the Colorectal Cancer Alliance, a leading advocacy organization. Information on the PRE-I-SPY program and the Phase 2a trial can be found at clinicaltrials.gov (NCT05868226).

About TransCode Therapeutics

TransCode Therapeutics is a clinical stage company pioneering immuno-oncology and RNA therapeutic treatments for high risk and advanced cancers. The company’s lead therapeutic candidate, TTX-MC138, is focused on treating metastatic tumors that overexpress microRNA-10b, a unique, well-documented biomarker of metastasis. In addition, TransCode has a portfolio of other first-in-class therapeutic candidates designed to mobilize the immune system to recognize and destroy cancer cells. For more information, visit www.transcodetherapeutics.com.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements concerning the timing, conduct and results of TransCode’s collaborations with Quantum Leap, TransCode’s Phase 1a clinical trial, TransCode’s planned Phase 2a clinical trial, and the incorporation of TTX-MC138 into the PRE-I-SPY program for a Phase 2a dose-expansion clinical trial, statements about microRNAs and their involvement in cancer, and statements concerning the therapeutic potential of TransCode’s TTX-MC138 and other therapeutic candidates. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the risks associated with drug discovery and development; the risk that the results of clinical trials will not be consistent with TransCode’s preclinical studies or expectations or with results from previous clinical trials; risks associated with the conduct of clinical trials; risks associated with TransCode’s financial condition and its need to obtain additional funding to support its business activities, including TransCode’s ability to continue as a going concern; risks associated with the timing and outcome of TransCode’s planned regulatory submissions; risks associated with obtaining, maintaining and protecting intellectual property; risks associated with TransCode’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; risks of competition from other companies developing products for similar uses; risks associated with TransCode’s dependence on third parties; and risks associated with geopolitical events and pandemics, including the COVID-19 coronavirus and military actions. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause TransCode’s actual results to differ from those contained in or implied by the forward-looking statements, see the section entitled “Risk Factors” in TransCode’s Annual Report on Form 10-K for the year ended December 31, 2024, as well as discussions of potential risks, uncertainties and other important factors in any subsequent TransCode filings with the Securities and Exchange Commission. All information in this press release is as of the date of this release; TransCode undertakes no duty to update this information unless required by law.

For more information and partnering opportunities, please contact:

TransCode Therapeutics, Inc.
Tania Montgomery, VP of Business Development
tania.montgomery@transcodetherapeutics.com